Exhibit 99.1

First Quarter 2021 Results Earnings Call

Disclaimer: Forward Looking Statements and Use of Non-GAAP Information 2

First Quarter 2021 Business Highlights

Linda Findley Kozlowski President and Chief Executive Officer 4

Business Highlights Net revenue for the first quarter of 2021 increased 27% year over year to $129.7 million driven, in part, by the continued execution of the company’s growth strategy, including through product innovation Key customer metrics’ year-over-year growth continued in the first quarter as Average Order Value grew 7% to $62, the highest reported level since prior to 2015; Orders per Customer rose 15% to 5.4 and Average Revenue per Customer increased 22% to $331 (1), (2), (3) Net loss improved $4.4 million, or 22%, year over year in the first quarter to $(15.7) million; adjusted EBITDA decreased 5% year over year to $(6.1) million (4) 5

Business Highlights Over the Last Two Years Product week Operations Marketing

First Quarter 2021 Financial Results

Randy Greben Chief Financial Officer 8

First Quarter Performance Net Revenue ($M) $129.7 Million +27% YoY Marketing ($M) 15.4% As a percentage of Net Revenue % of Net Revenue 14.8% 8.8% 9.7% 10.8% 15.4%

First Quarter Performance Continued progress on our growth strategy, combined with shifting consumer behaviors, contributed to the highest reported Average Order Value in the first quarter of 2021 since prior to 2015 Average Order Value 3 Per Customer 1Orders Per Customer 2 % YoY 10 4.9%24.9% 21.9% 21.7% 22.5% 17.4% 20.0% 15.2% 14.9% 4.7% 1.7% 6.8%

First Quarter Performance Net Revenue Less COGS Margin 1 37.1% -340 bps YoY PTG&A ($M) $36.6 Million +6.8% YoY % of Net Revenue 33.6% 24.8%30.0%31.9%28.2% 11

First Quarter Performance Net Loss ($M) $(15.7) Million Adjusted EBITDA ($M)¹ $(6.1) Million 12

Financial Outlook

● Second Quarter 20211 Outlook ● 1 2 14

Q&A

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Appendix: Adjusted EBITDA Reconciliation

Reconciliation of Quarterly Net Income (Loss) to Adjusted EBITDA Q1 2020 Q2 2020 Q3 2020 Q4 2020 Q1 2021 Q2 2021 Guidance (in millions) Net income (loss) $(20) $1 $(15) $(12) $(16) $(17) 2 2 2 2 2 2 7 6 6 6 6 6 3 0 1 0 0 0 2 2 2 2 2 2 0 0 0 0 0 0 $(6) $11 $(5) $(2) $(6) $(7) 18 Depreciation and amortization Other operating expense Interest (income) expense, net Provision (benefit) for income taxes Adjusted EBITDA

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